Letter to Shareholders 3Q23 Sarah and John LeNoir Kyle, TX Exhibit 99.2

Gina Sullivan & Michael Blake Sold: Columbus, OH 2 I was able to pick my dates and change the date. It was all so easy. – Gina Sullivan When Gina and her husband Michael began envisioning their retirement, they shared a dream of international living — an affordable cost of living, coupled with trading the chilly Ohio winters for a tropical paradise. Even though their retirement was still a few years away, they knew they had to make moves on their long-term retirement plan before home prices on the island increased further. But first, they needed to sell their home in Columbus. While Gina and Michael initially contacted a realtor to help them sell, they soon realized that a faster, more flexible solution was needed to provide them with the funds necessary to secure their future retirement abode. With full-time jobs and busy schedules to work around, they were also hoping to avoid the hassle of hosting countless open houses. Michael was initially skeptical, but Gina decided to explore their options further, ultimately requesting an offer on their home from Opendoor. They were pleasantly surprised with how seamless and transparent the process was and decided to sell to Opendoor. With the proceeds in hand, the couple was able to close on their dream condo in Belize and move into an apartment in Columbus. Selling to Opendoor wasn't just a transaction; it opened doors to fresh opportunities for Gina and Michael. Gina said she feels like she has to “pinch herself” at times knowing that they are one step closer to retiring in paradise. When asked what she liked most about the process, Gina had this to say about her experience: “I was able to pick my dates and change the date - I was able to set up when I could move. It was all so easy.”

3 Business Highlights 1. Homes we made offers on in June of 2022 and prior. We are pleased to share our third quarter results that demonstrate continued execution in what remains an uncertain U.S. housing market. Our third quarter results were in-line or ahead of prior guidance driven by our continued focus on driving operational excellence through pricing improvements, cost savings, and risk management. The third quarter also marked our return to positive contribution margin. Financial highlights from the third quarter include: ● Purchased 3,136 homes, an increase of 17% quarter-over-quarter and consistent with the expectations we shared starting in May 2023. We were able to increase acquisitions sequentially despite average new listings being down 8% within our buybox in our markets. ● Sold 2,687 homes which generated $980 million of revenue, compared to our guidance range of $950 million to $1.0 billion. ● Delivered gross profit of $96 million, or 9.8% gross margin. We also returned to positive Contribution Profit of $43 million, or 4.4% Contribution Margin, ahead of our implied Contribution Margin guidance range of 3.2% to 4.0%. This outperformance reflects both strength of our new book of homes as well as a slightly higher mix of new book versus old book resales than expected, as some sales from the old book1 shifted out of the third quarter. ● Recognized Net Income (Loss) of $(106) million and Adjusted Net Income (Loss) of $(75) million. Adjusted EBITDA was $(49) million, ahead of our guidance range of $(70) million to $(60) million, driven by contribution margin outperformance and ongoing cost discipline. ● Remain well-capitalized with $1.5 billion in total capital and $8.4 billion in asset-backed lending capacity. Mortgage rates reached 8% in October, their highest level in over 20 years and up over 100 bps since we reported second quarter results in August. The increase in rates further softened buyer demand, 3Q23 Revenue $980 million 3Q23 Acquisitions 3,136 3Q23 Contribution Margin 4.4%

amplifying the typical seasonal decline in market clearance rates2. The impact of this is reflected in our outlook for the balance of the year. First, as market clearance rates have slowed, our pace of resales will likewise be reduced, impacting projected fourth quarter revenue. Second, we have reduced home-level list prices in order to meet our clearance objectives, which flows through to lower revenue and contribution margins. And third, as a result of slower resale clearance rates, some sales from the old book shifted out of the third quarter. We expect those tail homes will be a drag on overall fourth quarter Contribution Profit given their margin profile. Responding to seasonality and market changes is a normal part of our portfolio management process, including balancing the pace of inventory inflows and outflows, and why we manage to an annual contribution margin target. We expect the following results for the fourth quarter of 2023: ● Revenue is expected to be between $800 and $850 million ● Contribution Profit3 is expected to be between $15 and $25 million ● Adjusted EBITDA3 is expected to be between $(105) and $(95) million Throughout 2023, we have reduced our cost structure and improved our pricing accuracy, which we in turn passed through to spread reductions. This drove a 17% increase in acquisitions quarter-over- quarter despite average new listings being down 8% within our buybox in our markets, demonstrating our ability to gain share despite lower market transaction volumes. We anticipate accelerating home acquisitions next year due to these spread improvements, our growing partnership channels, and plans to increase advertising spend in the first half of 2024. While we continue to navigate macro 4 Business Highlights 2. See MLS Clearance Rate chart in the Appendix. Excluding 2022, clearance rates, on average, declined ~8% from 7/31 to 9/30; the market clearance rate fell by 23% over the same period in 2023. 3. Opendoor has not provided a quantitative reconciliation of forecasted Contribution profit (loss) to forecasted GAAP gross profit (loss) nor a reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income (loss) within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment and equity securities fair value adjustment. These items, which could materially affect the computation of forward-looking GAAP gross profit (loss) and net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. For more information regarding the non-GAAP financial measures discussed in this shareholder letter, please see “Use of Non-GAAP Financial Measures” following the financial tables below. 3Q23 Sequential Growth in Acquisitions 17%

Business Highlights

uncertainty, we are operating consistent with our risk management framework and controlling what we can control. Based on current market conditions and signals we are seeing today, our strategy has not changed, and we will continue to closely monitor leading indicators to respond to any shifts in the market.

As the market-leading platform that is leveraging technology to transform and simplify the way people buy and sell their home, Opendoor has enormous whitespace to gain market share. We have historically demonstrated our ability to capture over 4% share in multiple markets. As we rescale the business, capturing even a small fraction of the over $600 billion[4] in our current addressable market can propel us to significant profitable growth.

ENABLE MORE SELLERS TO CHOOSE OPENDOOR

Our pricing, technology, and operations platforms have brought simplicity and certainty to the historically complex process of buying or selling a home. Among home sellers, we have historically earned an average Net Promoter Score of approximately 80, demonstrating the inherent value of our platform. We remain focused on delivering the Opendoor experience to as many consumers as possible by continuing to improve our value proposition, expanding our addressable market, and deepening our partnership distribution channels to efficiently reach new potential customers and re-engage with registered sellers.

Spreads

In our business, there is an inverse relationship between spread and seller conversion, meaning the more we reduce spread, the higher our seller conversion is. Higher conversion results in more home acquisitions and, in turn, more home sales.

Our spread is reflective of multiple factors: our contribution margin target, direct costs, home valuation accuracy, and expected home price change over our holding period. In 2023, we have been focused on what we can control – improving our cost structure and home price accuracy – with the goal of durably reducing spreads for our customers.

Current Addressable Market

$600+ billion

Conversion vs. Spread[5]


40%
30%
20%
10%
0%
True Seller Conversion
11%
0%
Average Spread

4. Current addressable market estimated at over $600 billion in annual transaction volume within Opendoor's current buybox in our existing markets.
5. Spreads are defined as total discount to our home valuation at time of offer less the Opendoor service fee of 5%. True Sellers are defined as unique sellers who either accept an Opendoor offer or list their home on the MLS within 60 days of receiving an offer. Chart based on True Sellers since 2018.

5

6. See Home Price Appreciation chart in the Appendix. 6 Business Highlights Managing spreads requires balancing growth, margin, and risk. Since June 2022, we have been operating with elevated spreads to focus on managing risk given the uncertainty around the U.S. housing market, namely, changes in interest rates, levels of home inventory, market clearance, and the broader macro outlook. Despite these factors, home prices followed their typical seasonal path this year, with month-over-month increases during the first half of the year and flat to modestly negative home price appreciation in the second half of the year6. On homes sold through 3Q23, home prices outperformed our base expectations, which caused contribution margins on our new book to exceed our underwriting. Given the uncertain market conditions, we believe prioritizing risk management was prudent even though it resulted in lower growth and higher margins. While our spreads remain elevated compared to levels seen prior to 3Q22, we expect the spread reductions we have made throughout 2023, combined with additional paid marketing and continued growth of our partnership channels, will accelerate home acquisitions during the first half of 2024. We believe we can reach our acquisition volume goals for 2024 at current spread levels, particularly when considering the increase in our addressable market from $160 billion to over $600 billion annually since 2019. Expanding Buybox During 2023, we increased the percentage of homes in our markets that fall in our buybox from 48% to 57%. This expansion was achieved by addressing more zip codes and home characteristics such as price points, ages, and home types. As our operations capabilities continue to expand, we are able to offer the Opendoor experience to a broader array of customers and homes in our markets. Adding and Deepening Partnership Channels We continue to make progress in expanding our partnership channels across online real estate platforms, agents, and homebuilders. These channels are highly efficient given their fixed customer acquisition cost profiles and represent a durable, long-term opportunity for us to reach sellers. Acquisitions from our partnership channels increased 33% sequentially in 3Q23 and are up over 76% compared to 1Q23. We expect acquisitions from partnerships will continue to grow on an absolute basis. Buybox Coverage in Our Markets 57% Sequential Growth in Acquisition Closes from Partnership Channels in 3Q23 33%

7 Business Highlights Our exclusive partnership with Zillow continues to scale and is live in 45 markets as of this week. We saw meaningful transaction growth this quarter as our previously launched markets have continued maturing, and we have had more opportunities for customer reengagement in this channel. Our partnerships with online real estate platforms continue to represent a source of incremental customers and should continue to scale in 2024. In early October, we announced a partnership with eXp Realty, the largest independent real estate company in the world. This agreement enables eXp’s agents to request a cash offer on qualifying properties on behalf of their clients directly within their eXp dashboard and present the Opendoor offer alongside the option of listing the client’s home on the market. We believe Opendoor offers a compelling value proposition for seller agents by streamlining the home selling process, providing transparency, and ensuring a quick and hassle-free sale, ultimately enabling agents to better serve their clients and improve productivity. DRIVE OPERATIONAL EXCELLENCE ACROSS OUR DELIVERY PLATFORM Guided by one of our core operating principles, “bps for breakfast”, we are targeting investments that reduce our cost structure, increase our pricing accuracy, and improve operational efficiency. In 3Q23, we drove operational excellence across our platform by leveraging AI and other technologies across pricing, inventory management, and home operations. Pricing Our proprietary home data asset that we’ve built over the last decade, along with deep human expertise in pricing and home operations, is enabling us to train and build proprietary real estate specific AI models. We have extended our AI powered pricing models to increase accuracy across all home segments and reduce outliers. Home offers are driven by our recently enhanced valuation models that implement multi-factor condition based pricing, reduce risk by modeling a range of adverse market conditions, and improve overall model accuracy. AI, and specifically generative AI, is enabling us to gather and analyze home data on a deeper level with higher accuracy. For example, we [eXp Realty Partnership]

8 Business Highlights List with Certainty use AI to extract home conditions from customer provided inputs such as chat conversations, images, and videos. We expanded our LiDAR (Light Detection and Ranging) program nationwide to collect home layouts and square footage, including conducting pre-acquisition assessments for homes with atypical layouts that could affect marketability. These inputs are used by our centralized pricing team for price decisioning, which we expect will improve resale margin. Both these features are critical to our home valuations, improving our pricing accuracy, with the objective of durably reducing spreads for our customers. Inventory Management Listed homes require ongoing care to maintain them in move-in-ready condition. We continue to develop technology and improve processes to centralize operations and conduct quality control remotely. We get real-time home specific signals from our proprietary home security system and customer feedback from each home visit, which enhances our ability to quickly and cost-effectively respond to issues. Further, we have leveraged AI to automatically categorize this feedback and extract data points such as buyer interest in the home, maintenance quality, and how buyers are responding to the work done in the home. Maintenance quality has improved significantly with over 99% of work meeting the standards of our statements of work. Additionally, agent feedback has indicated that listed home quality improved by over 10% throughout the year. Home Operations We continued to enhance our transactions and operations platforms in 3Q23. Our acquisition and resale processes are mostly digitized, with our transaction management software powering hundreds of thousands of tasks per quarter. We piloted automated operator work assignments successfully in 3Q23 to more effectively load balance work across operators and are expanding this capability to all operator groups over the next two quarters. Additionally, we recently revised our end-to-end CRM, which is now used to drive the vast majority of acquisition tasks for our team members. The changes to the platform have enabled us to respond to customers faster, capture more useful structured data, and ensure that each step of the transaction is completed on time.

Financial Highlights

Our financial results were in-line with or ahead of our guidance driven by the growing mix of our new book of inventory and continued cost discipline. We remain focused on delivering healthy, risk-adjusted contribution margins and preserving capital through expense management.

3Q23 Revenue

$980 million



$3,361
$2,857
$3,120
$1,976
$980
3Q22
4Q22
1Q23
2Q23
3Q23

3Q23 Homes Acquired

3,136



8,380
3,427
1,747
2,680
3,136
3Q22
4Q22
1Q23
2Q23
3Q23

GROWTH

In the third quarter, we delivered $980 million of revenue, which was above the midpoint of our guidance range. We have continued to sell through our longest held homes with less than 150 old book homes not in resale contract by quarter end.

Starting in May 2023, we outlined our plan to acquire approximately 1,000 homes per month for the second half of the year. Consistent with these expectations, we acquired 3,136 homes during 3Q23, up 17% sequentially and down 63% compared to 3Q22.

UNIT ECONOMICS

	3Q23		
(Dollars in millions)	Old Book	New Book	Total
Homes Sold in Period	441	2,246	2,687
Revenue	$178	$802	$980
Gross Profit / Margin	$(0.2) / (0.1)%	$96 / 12.0%	$96 / 9.8%
Adjusted Gross (Loss) Profit / Margin	$(20) / (11.2)%	$104 / 13.0%	$84 / 8.6%
Contribution (Loss) Profit / Margin	$(31) / (17.4)%	$74 / 9.2%	$43 / 4.4%

GAAP Gross Profit was $96 million in 3Q23, versus $(425) million in 3Q22 and $149 million in 2Q23. Adjusted Gross Profit (Loss), which aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the home is sold, was $84 million in 3Q23, versus $110 million in 3Q22 and $7 million in 2Q23.

9

Financial Highlights

We returned to positive Contribution Profit of $43 million in the third quarter, versus $(22) million in 3Q22 and $(90) million in 2Q23. Contribution Margin was 4.4%, versus (0.7)% in 3Q22 and (4.6)% in 2Q23. The 4.4% total contribution margin exceeded our implied guidance range of 3.2% to 4.0%, which reflects the strong performance of our new book of homes, coupled with some sales from the old book shifting out of the third quarter.

3Q23 Contribution Margin

4.4%

NET LOSS AND ADJUSTED EBITDA

(Dollars in millions)	3Q23	3Q22	2Q23
GAAP Net Income (Loss)	($106)	($928)	$23
Adjusted Net Income (Loss)	($75)	($328)	($197)
Adjusted EBITDA	($49)	($211)	($168)
Adjusted EBITDA Margin	(5.0%)	(6.3%)	(8.5%)
GAAP Operating Expenses	$175	$385	$217
Adjusted Operating Expenses	$92	$189	$78

GAAP Net Income (Loss) was $(106) million in 3Q23 versus $(928) million in 3Q22 and $23 million in 2Q23. Adjusted Net Loss was $(75) million versus $(328) million in 3Q22 and $(197) million in 2Q23. As a reminder, Adjusted Net Loss aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded, which is the primary difference between these two metrics in the quarter. Adjusted EBITDA was $(49) million in 3Q23, ahead of our prior guidance range, and compares to $(211) million in 3Q22 and $(168) million in 2Q23.

We began reducing our marketing spend, excess operational capacity, and fixed expenses in the second half of last year. We have also made investments in areas that we believe will enable us to scale efficiently as we reaccelerate acquisition volumes next year, including continued growth from our partnership channels and improving the efficiency of our G&A, operations, and technology capabilities. Adjusted Operating Expenses, which we

10

Financial Highlights

define as the delta between Contribution Profit (Loss) and Adjusted EBITDA, was $92 million in 3Q23, compared to our guidance of $100 million. The outperformance against guidance reflects the timing of certain expenses that we now expect to incur in 4Q23. Adjusted Operating Expenses were down 51% from $189 million in 3Q22 and up from $78 million in 2Q23. The sequential increase was consistent with our guidance and reflects the fact that we began rebuilding inventory in the third quarter.

3Q23 Adj. Operating Expenses

$92 million



$189
$144
$100
$78
$92
3Q22
4Q22
1Q23
2Q23
3Q23

INVENTORY

	As of September 30, 2023		
(Dollars in millions)	Old Book	New Book	Total
Real Estate Inventory	103	1,241	1,344
Inventory Valuation Adjustments	(21)	(12)	(33)
Real Estate Inventory, Net	82	1,229	1,311
Inventory Valuation Adjustments as a % of Inventory	20.4%	1.0%	2.5%

We ended the quarter with $1.3 billion in net inventory, representing 4,007 homes, which was down 78% from 3Q22 and up 14% from 2Q23. Given the focus on selling down our aged inventory and increasing acquisitions, approximately 6% of the net inventory balance as of quarter end is from the old book, which is down from 22% at the end of 2Q23.

In 3Q23, we sold $766 million of inventory held as of 2Q23, including inventory that carried a total of $29 million of inventory valuation adjustments. The homes sold through in 3Q23 realized a net gain as compared to their 2Q23 inventory valuation adjustments, while some of the homes remaining in inventory at 3Q23 recorded incremental valuation adjustments. The net incremental loss recorded in 3Q23 on 2Q23 inventory was $11 million. Our new book inventory valuation adjustments represent 1.0% of new book inventory, which is consistent with our historical experience. We ended the quarter with $33 million of inventory valuation adjustments against our inventory balance of $1.3 billion.

11

7. Other category is largely comprised of stock-based compensation expense capitalized for internally developed software, depreciation and amortization, and equity securities fair value adjustment. 12 Financial Highlights As of September 30, 2023, 12% of our homes had been listed on the market for more than 120 days versus 15% for the broader market as adjusted for our buybox. As a result of our efforts to sell down the old book, we have seen an improvement in this metric from June 30, 2023, when 24% of our portfolio had been listed on the market for more than 120 days. For the new book of inventory, only 8% of our homes had been listed on the market for more than 120 days as of September 30, 2023. OTHER BALANCE SHEET ITEMS We ended 3Q23 with $1.5 billion in capital, which includes $1.2 billion in unrestricted cash and marketable securities and $182 million of equity invested in homes and related assets, net of inventory valuation adjustments. This compares to $1.6 billion in capital as of the end of 2Q23, which included $1.2 billion in unrestricted cash and marketable securities and $269 million of equity invested in homes and related assets, net of inventory valuation adjustments. As shown below, total shareholders’ equity decreased by $66 million in the quarter to $1.0 billion as of September 30, 2023. 3Q23 Days on Market 88% 12% 24% 76% 2Q23 3Q23 < 120 Days on Market 120+ Days on Market 3Q23 Total Capital $1.5 billion 3Q23 Cash, Cash Equivalents, and Marketable Securities $1.2 billion

At quarter-end, we had $8.4 billion in non-recourse, asset-backed borrowing capacity, comprising $3.9 billion of senior revolving credit facilities and $4.5 billion of senior and mezzanine term debt facilities, of which total committed borrowing capacity was $3.0 billion. Assuming we turn our inventory three times per year, this gives us sufficient capacity to achieve our $10 billion break-even target. This year, we also extended the withdrawal period for two of our senior term facilities with no material change in economic terms in exchange for a partial paydown. This allows us to preserve these attractively-priced financing lines as we increase inventory balances in 2024 and beyond. GUIDANCE AND MACRO COMMENTARY We wanted to briefly comment on the recent ruling against National Association of REALTORS (NAR) and other brokerages in one of several lawsuits that are challenging the practice of listing agents – and therefore home sellers – being required to pay the buyer broker’s commission. Opendoor’s core business does not derive revenue from the buyer broker commission. The buyer broker commission is a cost that we pay when we resell our homes and currently represents approximately 2.5 percentage points of our overall cost structure. If the buyer broker commission were reduced, those costs to us would be reduced. At Opendoor, we have built our entire platform on giving customers transparency and choice as to how they can sell their home. As such, we are well-positioned to improve the experience of sellers and buyers as changes in the real estate ecosystem materialize. Mortgage rates reached 8% in October, their highest level in over 20 years and up over 100 bps since we reported second quarter results. The increase in rates further softened buyer demand, amplifying the typical seasonal decline in market clearance rates. The impact of this is reflected in our outlook for the balance of the year. First, as market clearance rates have slowed, our pace of resales will be reduced, impacting projected fourth quarter revenue. Second, we have reduced home-level list prices in order to meet our clearance objectives, which flows through to lower revenue and contribution margins. And third, as a result of slower resale clearance rates, some sales from the old book shifted out of the third quarter. We expect those tail homes will be a drag on overall fourth quarter Contribution Non-Recourse, Asset-Backed Borrowing Capacity $8.4 billion 13 Financial Highlights

14 Financial Highlights 4Q23 Revenue Guidance $800 to $850 million 4Q23 Contribution Profit3 Guidance $15 to $25 million 4Q23 Adjusted EBITDA3 Guidance $(105) to $(95) million Profit given their margin profile. Responding to seasonality and market changes is a normal part of our portfolio management process, including balancing the pace of inflows and outflows, and why we manage to an annual contribution margin target. We expect the following results for the fourth quarter of 2023: ● Revenue is expected to be between $800 and $850 million ● Contribution Profit3 is expected to be between $15 and $25 million ● Adjusted EBITDA3 is expected to be between $(105) and $(95) million ● Stock-based compensation expense is expected to be approximately $35 million Inline with our guidance from 2Q23, we expect 4Q23 home purchases to be about 3,000 and roughly flat quarter-over-quarter. In 4Q23, we remain focused on selling through as much of the old book as possible. The negative contribution margins associated with the old book, combined with the impact caused by higher mortgage rates, is expected to result in 4Q23 contribution profit of $15 to $25 million, which implies a contribution margin of 1.9% to 2.9% at the low and high ends of our guidance range. Despite ongoing uncertainty, there are positive signals in the market. With the majority of home buyers also home sellers, low buyer demand and low supply of homes for sale have stayed largely in balance, which has resulted in home price stability. We believe pent-up buyer demand continues to grow given persistently low new listing volume. We are closely monitoring various market signals to manage the inflows and outflows from our portfolio and staying inline with our risk management framework. We continue to manage our business to return to positive Adjusted Net Income, our best proxy for operating cash flow, and believe we have the cost structure and balance sheet in place to do so. We expect to return to positive Adjusted Net Income at steady state annual revenue of $10 billion, or approximately 2,200 acquisitions and resales per month, at the higher end of our annual contribution margin target range of 5% to 7%.

15 Financial Highlights CONCLUSION We have spent the last year heads down building the market-leading platform leveraging technology to transform and simplify the way people buy and sell their home. With over 30% of U.S. transactions falling into our buybox, we believe Opendoor has plenty of whitespace to gain market share and disrupt a massive market with our existing buybox alone. As we exit the year with an improved cost structure, strong balance sheet, and scaled customer acquisition channels, we believe we have laid the foundation to reaccelerate revenue next year as we build for a future of sustained, profitable growth. We remain steadfast in our mission to power life’s progress, one move at a time.

16Raleigh-Durham, NC Carrie Wheeler, CEO Christy Schwartz, Interim CFO CONFERENCE CALL INFORMATION Opendoor will host a conference call to discuss its financial results on November 2, 2023 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. November 2, 2023 at 2 p.m. PT investor.opendoor.com LIVE WEBCAST

/ Opendoor/ OpendoorHQ Company / Opendoor-com investor.opendoor.com

18 Definitions & Financial Tables

This shareholder letter contains certain forward-looking statements within the meaning of Section 27A the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including, without limitation, statements regarding: current and future health and stability of the real estate housing market and general economy; volatility of mortgage interest rates and expectations regarding the future shifts in behavior by consumers and partners; the health and status of our financial condition; anticipated future results of operations or financial performance, priorities of the Company to achieve future financial and business goals; our ability to continue to effectively navigate the markets in which it operates; anticipated future and ongoing impacts and benefits of acquisitions, partnership channel expansions, product innovations and other business decisions; health of our balance sheet to weather ongoing market transitions and any expectation to quickly re-scale in the future upon market stabilization; the Company’s ability to adopt an effective approach to manage economic and industry risk, as well as inventory health; our expectations with respect to the future success of our partnerships and our ability to drive significant growth in sales volumes through such partnerships; business strategy and plans, including any plans to expand into additional markets, market opportunity and expansion and objectives of management for future operations, including statements regarding the benefits and timing of the roll out of new markets, products or technology; and the expected diversification of funding sources. Forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “intend”, “may”, “might”, “opportunity”, “outlook”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “vision”, “will”, or “would”, any negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. The factors that could cause or contribute to actual future events to differ materially from the forward-looking statements in this shareholder letter include but are not limited to: the current and future health and stability of the economy, financial conditions and the residential housing market, including any extended downturns or slowdowns; changes in general economic and financial conditions (including federal monetary policy, interest rates, inflation, actual or anticipated recession, home price fluctuations, and housing inventory) that may reduce demand for our products and services, lower our profitability or reduce our access to future financings; our real estate assets and increased competition in the U.S. residential real estate industry; ability to operate and grow our core business products, including the ability to obtain sufficient financing and resell purchased homes; investment of resources to pursue strategies and develop new products and services that may not prove effective or that are not attractive to customers and real estate partners or that do not allow us to compete successfully; our ability to acquire and resell homes profitably; our ability to grow market share in our existing markets or any new markets we may enter; our ability to manage our growth effectively; our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth; our ability to maintain and enhance our products and brand, and to attract customers; our ability to manage, develop and refine our technology platform, including our automated pricing and valuation technology; ability to comply with multiple listing service rules and requirements to access and use listing data, and to maintain or establish relationships with listings and data providers; ability to obtain or maintain licenses and permits to support our current and future business operations; any future impact of the ongoing COVID-19 pandemic (including future variants) or other public health crises on our ability to operate, demand for our products or services, or general economic conditions; acquisitions, strategic partnerships, joint ventures, capital-raising activities or other corporate transactions or commitments by us or our competitors; actual or anticipated changes in technology, products, markets or services by us or our competitors; our success in retaining or recruiting, or changes required in, our officers, key employees and/or directors; the impact of the regulatory environment within our industry and complexities with compliance related to such environment; changes in laws or government regulation affecting our business; and the impact of pending or any future litigation or regulatory actions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2023, as updated by our periodic reports and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward- looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 19 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross Profit (Loss), Contribution Profit (Loss), Adjusted Net Loss, Adjusted EBITDA, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non- GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross Profit (Loss) and Contribution Profit (Loss) To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit (Loss) and Contribution Profit (Loss), which are non-GAAP financial measures. We believe that Adjusted Gross Profit (Loss) and Contribution Profit (Loss) are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution Profit (Loss) provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Adjusted Gross Profit (Loss) and Contribution Profit (Loss) are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross (loss) profit. 20 Definitions

Adjusted Gross Profit (Loss) / Margin We calculate Adjusted Gross Profit (Loss) as gross profit (loss) under GAAP adjusted for (1) inventory valuation adjustment in the current period, and (2) inventory valuation adjustment in prior periods. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit (Loss) as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit (Loss) helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution Profit (Loss) / Margin We calculate Contribution Profit (Loss) as Adjusted Gross Profit (Loss), minus certain costs incurred on homes sold during the current period including: (1) holding costs incurred in the current period, (2) holding costs incurred in prior periods, and (3) direct selling costs. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution Profit (Loss) as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit (Loss) helps management assess inflows and outflows directly associated with a specific resale cohort. 21 Definitions

22 Adjusted Net Loss and Adjusted EBITDA We also present Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non-recurring, non-cash, not directly related to our revenue-generating operations, not aligned to related revenue, or not reflective of ongoing operating results that vary in frequency and amount. Adjusted Net Loss and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include inventory valuation adjustments that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net income (loss). We calculate Adjusted Net Loss as GAAP net income (loss) adjusted to exclude non-cash expenses of stock-based compensation, equity securities fair value adjustment, and intangibles amortization expense. It excludes expenses that are not directly related to our revenue-generating operations such as restructuring and legal contingency accruals. It excludes (gain) loss on extinguishment of debt as these expenses were incurred as a result of decisions made by management to repay portions of our outstanding credit facilities early; these expenses are not reflective of ongoing operating results and vary in frequency and amount. It also excludes non-recurring goodwill impairment. Adjusted Net Loss also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net Loss does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net Loss adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. Definitions

23 Adjusted Operating Expense We also present Adjusted Operating Expense, which is a non-GAAP financial measure that bridges the difference between Contribution Profit and Adjusted EBITDA. We believe this measure provides investors and analysts meaningful period over period comparisons by showing the remaining operating expenses after the costs related to unit level performance are moved to contribution profit and certain charges that are non-recurring, non-cash, or not directly related to our revenue-generating operations are removed. Adjusted Operating Expense is a supplemental measure of our operating expenditures and has important limitations. For example, this measure excludes the impact of certain costs required to be recorded under GAAP. This measure removes holding costs and direct selling costs incurred on homes sold during the current period, including holding costs recorded in prior periods, and moves these costs to contribution margin. This measure could differ substantially from similarly titled measures presented by other companies in our industry or in other industries. Accordingly, this measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of this measure to the most directly comparable GAAP financial measure, which is operating expenses. We calculate Adjusted Operating Expense as GAAP operating expense adjusted to exclude direct selling costs and holding costs included in determining Contribution Profit. It excludes non-recurring goodwill impairment. The measure also excludes non-cash expenses of stock-based compensation, depreciation and amortization, and intangibles amortization. It also excludes expenses that are not directly related to our revenue-generating operations such as restructuring charges and legal contingency accruals. Definitions

24 Three Months Ended September 30, 2023 June 30, 2023 March 31, 2023 December 31, 2022 September 30, 2022 Revenue $ 980 $ 1,976 $ 3,120 $ 2,857 $ 3,361 Homes sold 2,687 5,383 8,274 7,512 8,520 Gross profit (loss) $ 96 $ 149 $ 170 $ 71 $ (425) Gross Margin 9.8% 7.5% 5.4% 2.5% (12.6) % Net (loss) income $ (106) $ 23 $ (101) $ (399) $ (928) Adjusted Net Loss $ (75) $ (197) $ (409) $ (467) $ (328) Contribution Profit (Loss) $ 43 $ (90) $ (241) $ (207) $ (22) Contribution Margin 4.4% (4.6) % (7.7) % (7.2) % (0.7) % Adjusted EBITDA $ (49) $ (168) $ (341) $ (351) $ (211) Adjusted EBITDA Margin (5.0) % (8.5) % (10.9) % (12.3) % (6.3) % Number of markets (at period end) 53 53 53 53 51 Homes purchased 3,136 2,680 1,747 3,427 8,380 Inventory (at period end) $ 1,311 $ 1,149 $ 2,118 $ 4,460 $ 6,093 Homes in inventory (at period end) 4,007 3,558 6,261 12,788 16,873 OPENDOOR TECHNOLOGIES INC. FINANCIAL HIGHLIGHTS (In millions, except percentages, homes sold, number of markets, homes purchased, and homes in inventory) (Unaudited)

OPENDOOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are presented in thousands, and per share amounts)
(Unaudited)

	Three Months Ended					Nine Months Ended September 30,	
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	2023	2022
REVENUE	$ 980	$ 1,976	$ 3,120	$ 2,857	$ 3,361	$ 6,076	$ 12,710
COST OF REVENUE	884	1,827	2,950	2,786	3,786	5,661	12,114
GROSS PROFIT (LOSS)	96	149	170	71	(425)	415	596
OPERATING EXPENSES:							
Sales, marketing and operations	85	124	188	194	260	397	812
General and administrative	48	44	66	23	85	158	323
Technology and development	42	39	40	48	40	121	121
Goodwill impairment	—	—	—	60	—	—	—
Restructuring	—	10	—	17	—	10	—
Total operating expenses	175	217	294	342	385	686	1,256
LOSS FROM OPERATIONS	(79)	(68)	(124)	(271)	(810)	(271)	(660)
GAIN (LOSS) ON EXTINGUISHMENT OF DEBT	—	104	78	(25)	—	182	—
INTEREST EXPENSE	(47)	(53)	(74)	(113)	(115)	(174)	(272)
OTHER INCOME (LOSS) – Net	20	41	19	10	(2)	80	(20)
INCOME (LOSS) BEFORE INCOME TAXES	(106)	24	(101)	(399)	(927)	(183)	(952)
INCOME TAX EXPENSE	—	(1)	—	—	(1)	(1)	(2)
NET (LOSS) INCOME	$ (106)	$ 23	$ (101)	$ (399)	$ (928)	$ (184)	$ (954)
Net (loss) income per share attributable to common shareholders:							
Basic	$ (0.16)	$ 0.04	$ (0.16)	$ (0.63)	$ (1.47)	$ (0.28)	$ (1.53)
Diluted	$ (0.16)	$ 0.03	$ (0.16)	$ (0.63)	$ (1.47)	$ (0.28)	$ (1.53)
Weighted-average shares outstanding:							
Basic	662,149	646,062	641,916	634,595	629,535	651,939	624,581
Diluted	662,149	667,159	641,916	634,595	629,535	651,939	624,581

25

26 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) September 30, 2023 December 31, 2022 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 1,154 $ 1,137 Restricted cash 1,224 654 Marketable securities 72 144 Escrow receivable 11 30 Real estate inventory, net 1,311 4,460 Other current assets ($0 and $1 carried at fair value) 47 41 Total current assets 3,819 6,466 PROPERTY AND EQUIPMENT – Net 68 58 RIGHT OF USE ASSETS 27 41 GOODWILL 4 4 INTANGIBLES – Net 7 12 OTHER ASSETS 22 27 TOTAL ASSETS $ 3,947 $ 6,608 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $ 67 $ 110 Non-recourse asset-backed debt - current portion — 1,376 Interest payable 1 12 Lease liabilities - current portion 6 7 Total current liabilities 74 1,505 NON-RECOURSE ASSET-BACKED DEBT – Net of current portion 2,330 3,020 CONVERTIBLE SENIOR NOTES 502 959 LEASE LIABILITIES – Net of current portion 20 38 OTHER LIABILITIES 1 — Total liabilities 2,927 5,522 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 668,592,580 and 637,387,025 shares issued, respectively; 668,592,580 and 637,387,025 shares — — Additional paid-in capital 4,263 4,148 Accumulated deficit (3,242) (3,058) Accumulated other comprehensive loss (1) (4) Total shareholders’ equity 1,020 1,086 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 3,947 $ 6,608

27 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) Nine Months Ended September 30, 2023 2022 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (184) $ (954) Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash provided by (used in) operating activities: Depreciation and amortization  50 59 Amortization of right of use asset 5 6 Stock-based compensation 94 178 Inventory valuation adjustment 54 663 Change in fair value of equity securities 4 36 Other 6 (1) Origination of mortgage loans held for sale — (118) Proceeds from sale and principal collections of mortgage loans held for sale 1 128 Gain on extinguishment of debt (182) — Changes in operating assets and liabilities: Escrow receivable 19 (70) Real estate inventory 3,082 (663) Other assets (15) — Accounts payable and other accrued liabilities (29) 73 Interest payable (10) 4 Lease liabilities (9) (6) Net cash provided by (used in) operating activities 2,886 (665) CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (28) (33) Purchase of marketable securities — (28) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 75 293 Purchase of non-marketable equity securities — (25) Proceeds from sale of non-marketable equity securities 1 3 Capital returns of non-marketable equity securities — 3 Acquisitions, net of cash acquired — (3) Net cash provided by investing activities 48 210 CASH FLOWS FROM FINANCING ACTIVITIES: Repurchase of convertible senior notes (270) — Proceeds from exercise of stock options 2 4 Proceeds from issuance of common stock for ESPP 2 2 Proceeds from non-recourse asset-backed debt 238 9,160 Principal payments on non-recourse asset-backed debt (2,315) (8,179) Proceeds from other secured borrowings — 114 Principal payments on other secured borrowings — (121) Payment of loan origination fees and debt issuance costs — (24) Payment for early extinguishment of debt (4) — Net cash (used in) provided by financing activities (2,347) 956 NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH 587 501 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 1,791 2,578 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $ 2,378 $ 3,079 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $ 169 $ 248 DISCLOSURES OF NONCASH ACTIVITIES: Stock-based compensation expense capitalized for internally developed software $ 17 $ 13 RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $ 1,154 $ 1,327 Restricted cash 1,224 1,752 Cash, cash equivalents, and restricted cash $ 2,378 $ 3,079

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT (LOSS) AND CONTRIBUTION PROFIT (LOSS) TO OUR GROSS PROFIT (LOSS)
(Unaudited)

(in millions, except percentages and homes sold, or as noted)	Three Months Ended September 30, 2023	Three Months Ended June 30, 2023	Three Months Ended March 31, 2023	Three Months Ended December 31, 2022	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Gross profit (loss) (GAAP)	$ 96	$ 149	$ 170	$ 71	$ (425)	$ 415	$ 596
Gross Margin	9.8 %	7.5 %	5.4 %	2.5 %	(12.6)%	6.8 %	4.7 %
Adjustments:							
Inventory valuation adjustment – Current Period[1][2]	17	14	23	73	573	24	620
Inventory valuation adjustment – Prior Periods[1][3]	(29)	(156)	(295)	(236)	(38)	(450)	(38)
Adjusted Gross Profit (Loss)	$ 84	$ 7	$ (102)	$ (92)	$ 110	$ (11)	$ 1,178
Adjusted Gross Margin	8.6 %	0.4 %	(3.3)%	(3.2)%	3.3 %	(0.2)%	9.3 %
Adjustments:							
Direct selling costs[4]	(28)	(58)	(85)	(78)	(100)	(171)	(336)
Holding costs on sales – Current Period[5][6]	(4)	(6)	(13)	(10)	(14)	(41)	(73)
Holding costs on sales – Prior Periods[5][7]	(9)	(33)	(41)	(27)	(18)	(65)	(37)
Contribution Profit (Loss)	$ 43	$ (90)	$ (241)	$ (207)	$ (22)	$ (288)	$ 732
Homes sold in period	2,687	5,383	8,274	7,512	8,520	16,344	31,671
Contribution Profit (Loss) per Home Sold (in thousands)	$ 16	$ (17)	$ (29)	$ (28)	$ (3)	$ (18)	$ 23
Contribution Margin	4.4 %	(4.6)%	(7.7)%	(7.2)%	(0.7)%	(4.7)%	5.8 %

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

28

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET LOSS
AND ADJUSTED EBITDA TO OUR NET (LOSS) INCOME
(Unaudited)

	Three Months Ended					Nine Months Ended September 30,	
(in millions, except percentages)	**September 30, 2023**	**June 30, 2023**	**March 31, 2023**	**December 31, 2022**	**September 30, 2022**	**2023**	**2022**
Net (loss) income (GAAP)	**$ (106)**	**$ 23**	**$ (101)**	**$ (399)**	**$ (928)**	**$ (184)**	**$ (954)**
Adjustments:							
Stock-based compensation	31	21	42	(7)	52	94	178
Equity securities fair value adjustment[(1)]	11	(6)	(1)	(1)	11	4	36
Intangibles amortization expense[(2)]	2	1	2	2	2	5	7
Inventory valuation adjustment – Current Period[(3)(4)]	17	14	23	73	573	24	620
Inventory valuation adjustment — Prior Periods[(3)(5)]	(29)	(156)	(295)	(236)	(38)	(450)	(38)
Restructuring[(6)]	—	10	—	17	—	10	—
(Gain) loss on extinguishment of debt	—	(104)	(78)	25	—	(182)	—
Goodwill impairment	—	—	—	60	—	—	—
Legal contingency accrual and related expenses	—	—	—	1	—	—	45
Other[(7)]	(1)	—	(1)	(2)	—	(2)	(1)
Adjusted Net Loss	**$ (75)**	**$ (197)**	**$ (409)**	**$ (467)**	**$ (328)**	**$ (681)**	**$ (107)**
Adjustments:							
Depreciation and amortization, excluding amortization of intangibles	9	9	12	12	8	30	29
Property financing[(8)]	38	44	60	93	102	142	236
Other interest expense[(9)]	9	9	14	20	13	32	36
Interest income[(10)]	(30)	(34)	(18)	(9)	(7)	(82)	(13)
Income tax expense	—	1	—	—	1	1	2
Adjusted EBITDA	**$ (49)**	**$ (168)**	**$ (341)**	**$ (351)**	**$ (211)**	**$ (558)**	**$ 183**
Adjusted EBITDA Margin	(5.0)%	(8.5)%	(10.9)%	(12.3)%	(6.3)%	(9.2)%	1.4 %

(1) Represents the gains and losses on certain financial instruments, which are marked to fair value at the end of each period.

(2) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

(3) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(4) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(5) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(6) Restructuring costs consist primarily of severance and employee termination benefits, relocation packages and bonuses as well as costs related to the exiting of certain non-cancelable leases.

(7) Includes primarily sublease income, income from equity method investments, and gain on lease termination.

(8) Includes interest expense on our non-recourse asset-backed debt facilities.

(9) Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, other interest related costs on our asset-backed debt facilities, interest expense related to the 2026 convertible senior notes outstanding, and interest expense on other secured borrowings.

(10) Consists mainly of interest earned on cash, cash equivalents, restricted cash, and marketable securities.

29

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS (LOSS) PROFIT
AND CONTRIBUTION (LOSS) PROFIT TO OUR GROSS PROFIT BY COHORT
(Unaudited)

	Three Months Ended September 30, 2023		
(in millions, except percentages)	**Old Book: Q2 2022 Cohort and Prior [8]**	**New Book: Post Q2 2022 Cohort [8]**	**Total**
Revenue (GAAP)	**$ 178**	**$ 802**	**$ 980**
Cost of Revenue	178	706	884
Gross profit (GAAP)	**$ (0.2)**	**$ 96**	**$ 96**
Gross Margin	(0.1)%	12.0 %	9.8 %
Adjustments:			
Inventory valuation adjustment – Current Period[1][2]	6	11	17
Inventory valuation adjustment — Prior Periods[1][3]	(26)	(3)	(29)
Adjusted Gross (Loss) Profit	**$ (20)**	**$ 104**	**$ 84**
Adjusted Gross Margin	(11.2)%	13.0 %	8.6 %
Adjustments:			
Direct selling costs[4]	(5)	(23)	(28)
Holding costs on sales – Current Period[5][6]	(1)	(3)	(4)
Holding costs on sales – Prior Periods[5][7]	(5)	(4)	(9)
Contribution (Loss) Profit	**$ (31)**	**$ 74**	**$ 43**
Contribution Margin	(17.4)%	9.2 %	4.4 %

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

(8) Old Book: Q2 2022 Cohort and Prior refers to offers prior to July 2022. New book: Post Q2 2022 Cohort includes offers made in July 2022 and after.

30

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED OPERATING EXPENSES
TO OUR OPERATING EXPENSES
(Unaudited)

	Three Months Ended				
(in millions, except percentages)	**September 30, 2023**	**June 30, 2023**	**March 31, 2023**	**December 31, 2022**	**September 30, 2022**
Operating Expenses (GAAP)	**$ 175**	**$ 217**	**$ 294**	**$ 342**	**$ 385**
Adjustments:					
Direct Selling Costs[1]	(28)	(58)	(85)	(78)	(100)
Holding costs included in contribution profit[2]	(13)	(39)	(54)	(37)	(32)
Stock-based compensation	(31)	(21)	(42)	7	(52)
Intangibles amortization expense[3]	(2)	(1)	(2)	(2)	(2)
Restructuring	—	(10)	—	(17)	—
Goodwill impairment	—	—	—	(60)	—
Legal contingency accrual	—	—	—	(1)	—
Depreciation and amortization, excluding amortization of intangibles	(9)	(9)	(12)	(12)	(8)
Other	—	(1)	1	2	(2)
Total Adjusted Operating Expenses	**$ 92**	**$ 78**	**$ 100**	**$ 144**	**$ 189**

(1) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(2) Represents holding costs incurred in the period presented on homes sold in the period presented, as well as holding costs incurred in prior periods on homes sold in the period presented. Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(3) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

31

Appendix 32

Appendix 1. MLS Clearance Rate is defined as the number of daily contracts that enter pending status on the Multiple Listing Service (i.e. market listings), filtered for Opendoor’s markets and buybox, divided by the number of active listings on the Multiple Listing Service, filtered for the same markets and buybox. Trailing 7-Day MLS Clearance Rate1 MLS Data Filtered to Opendoor Markets and Buybox Trailing 7-Day MLS Contracts MLS Data Filtered to Opendoor Markets and Buybox Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 33

Trailing 7-Day MLS New Listings MLS Data Filtered to OD Markets and Buybox Appendix Trailing 7-Day MLS Active Listings MLS Data Filtered to OD Markets and Buybox Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 34

Appendix 30-Day Rolling Home Price Appreciation (HPA) Weighted to Opendoor Markets; Non-Seasonally Adjusted Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 35